Exhibit 3.43

ARTICLES OF INCORPORATION
OF
CBSW CORPORATION

KNOW ALL MEN BY THESE PRESENTS:
That we, the undersigned, do hereby associate ourselves together for the purpose of forming a corporation under the laws of the State of Arizona, and do hereby adopt the following Articles of Incorporation:
ARTICLE I
The name of the corporation is CBSW CORPORATION.
ARTICLE II
The purpose for which this corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time.

ARTICLE III
The corporation initially intends to conduct the business of developing unpatented mining claims.
ARTICLE IV
The known place of business of the corporation shall be 11527 N. Lone Mountain Place, Tucson, Arizona 85737.
ARTICLE V
The Corporation shall have the authority to issue one million (1,000,000) shares of common stock without par value.
ARTICLE VI
The name and address of the initial statutory agent are: Joseph M. Sierakoski, 11527 N. Lone Mountain Place, Tucson, Arizona 85737.
ARTICLE VII
The holders of common stock of the corporation shall have preemptive rights as to all common stock issued, including treasury stock. This right can be waived only in writing. No resolution of the Board of Directors authorizing the issuance of stock to which preemptive rights shall attach may require such rights to be exercised within less than a sixty (60) day period from the date that written notice is mailed to the shareholders.
ARTICLE VIII
The initial Board of Directors shall consist of five (5) directors who shall serve until the first annual meeting of the shareholders or until their successors are elected and qualify. Thereafter, the number of persons to serve on the Board of Directors shall be fixed by the Bylaws. The persons who shall serve on the initial Board of Directors are Joseph M. Sierakoski, 11527 N. Lone Mountain Place, Tucson, Arizona 85737, Charles C. Brown, 11067 Pleasant Valley Road, Sun City, Arizona 85351, Stephen F. Wagoner, 1630 R. Turney, Phoenix, Arizona, Frederick H. Wheadon, 10625 Boliver Drive, Sun City, Arizona 85351, and John E. Nelson, Box 561, Bagdad, Arizona 86321.
ARTICLE IX
The incorporators of the corporation are Joseph M. Sierakoski, 11527 N. Lone Mountain Place, Tucson, Arizona 85737, and Linda J. Sierakoski, 11527 N. Lone Mountain Place, Tucson, Arizona 85737. All powers, duties, and responsibilities of the incorporators shall cease at the time of delivery of these Articles of Incorporation to the Arizona Corporation Commission for filing.

ARTICLE X
The liability of directors to CBSW CORPORATION or its shareholders for monetary damages for breach of fiduciary duty as directors shall be eliminated to the extent permitted by A.R. S. §10-054, as it may be amended from time to time.
ARTICLE XI
C8SW CORPORATION shall, to the extent permitted by A.R.S. §10-005, as it may be amended from time to time, indemnify any director or officer of CBSW CORPORATION who incurs liability or expenses by reason of his or her acting in the capacity of an officer, director, employee, or agent of CBSW CORPORATION.

IN WITNESS WHEREOF, we have hereunto set our hands this twenty-fourth day of September, 1987.
/s/ Joseph M. Sierakoski
Joseph M. Sierakoski

/s/ Linda J. Sierakoski
Linda J. Sierakoski

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
CBSW CORPORATION
Pursuant to the provisions of Sections 10-059 and 10-061, Arizona Revised Statutes, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:
FIRST:    The name of the corporation is:
CBSW CORPORATION
SECOND:    Article I is amended to read as follows:
The name of the corporation is
S & S INTERNATIONAL MINING ENTERPRISES, INC.

THIRD:	The foregoing amendments to the Articles of Incorporation were adopted by the shareholders of the corporation at their meeting on September 29, 1992, in the manner prescribed by law.

FOURTH:	The number of shares of stock outstanding at the time of such adoption was 200 shares; and the number of shares entitled to vote on the amendment was 200.

FIFTH:	The designation and number of outstanding shares of each class or series entitled to vote thereon, as a class or series, was as follows:

CLASS OR SERIES	NUMBER OF SHARES
Common	200

SIXTH:	The number of shares of each class or series entitled to vote thereon as a class or series voted for or against such amendment, respectively, was:

CLASS OR SERIES	NUMBER FOR	NUMBER AGAINST
Common	200	0

SEVENTH:	This amendment does not change the amount of stated capital.
DATED this     30th day of September, 1992.

CBSW CORPORATION

by:    /s/ Authorized Signatory
Its President